Exhibit 10.3

ARCA BIOPHARMA, INC.

SEVERANCE BENEFIT PLAN

1.	INTRODUCTION.

The ARCA Biopharma, Inc. Severance Benefit Plan (the “Plan”) is established effective May 26, 2009 (the “Effective Date”). The purpose of the Plan is to provide severance benefits to certain eligible employees of ARCA Biopharma, Inc. (the “Company”) upon a Qualifying Termination (as such term is defined below) that occurs on or after the Effective Date. This Plan shall provide the exclusive benefits that each Eligible Employee (as such term is defined below) may become eligible to receive upon such event, and shall supersede any other severance plan, policy or practice, whether formal or informal, written or unwritten, previously announced or maintained by the Company covering the Eligible Employees (with the exception of any provisions contained in any equity incentive plan or award agreement providing for accelerated vesting of option shares upon or following a Qualifying Termination). This Plan document also is the Summary Plan Description for the Plan.

2.	ELIGIBILITY FOR BENEFITS.

(a)      General Rules. Subject to the terms and conditions set forth in this Section 2 and elsewhere in the Plan, the Company will provide Eligible Employees who experience a Qualifying Termination with the benefits set forth in Section 3.

(b)      Definition of “Eligible Employee.” For purposes of this Plan, an Eligible Employee is a full-time regular U.S. employee of the Company who has received a written notice from the Company informing the employee that the employee is an Eligible Employee under the Plan. The determination of whether an employee is an Eligible Employee shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons. For purposes of this Plan, full-time employees are those regular hire employees who are regularly scheduled to work at least thirty-two (32) hours per week. Neither temporary, leased or seasonal employees nor intern, agency temporary employees, independent contractors, consultants or agents under a written contract or purchase order, and persons so classified as such by the Company (whether or not such classification is upheld on governmental, judicial or other review) are eligible for benefits under the Plan.

(c)      Release Requirement. In order to be eligible to receive any benefits under this Plan, an Eligible Employee must execute a separation agreement containing a general waiver and release within the time frame set forth therein and such release must become effective in accordance with its terms, but in no event later than the 60th day after the Eligible Employee’s termination date. The Company, in its discretion, may modify the form of the required release to comply with applicable law and shall determine the form of the required release, which may be incorporated into a termination agreement or other agreement with the Eligible Employee.

(d)      Exceptions to Benefit Entitlement. An employee, including an employee who is otherwise an Eligible Employee, will not receive benefits under the Plan (or will receive reduced benefits under the Plan) in any of the following circumstances, as determined by the Plan Administrator in its sole discretion:

(1)      The Company terminates the employee’s employment prior to the Effective Date or for reasons other than a Qualifying Termination (such as upon the employee’s death or as a result of the employee’s termination).

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(2)      The employee is covered by any other severance or separation pay plan, policy or practice of the Company or has executed an individually negotiated employment or separation contract or agreement with the Company relating to severance benefits payable upon a Qualifying Termination that is in effect on his or her last day of employment, in which case such employee’s severance benefit, if any, shall be governed by the terms of such individually negotiated employment or separation contract or agreement.

(3)      The employee is rehired by the Company or an affiliate of the Company prior to his or her last day of employment.

(4)      The employee has not signed the Company’s standard form of confidential information and inventions assignment agreement (“Proprietary Agreement”) covering the employee’s period of employment with the Company (and with any predecessor) and/or does not confirm in writing that he or she is and shall remain subject to the terms of that agreement.

(5)      The Company determines, in its sole discretion, that the employee’s receipt of severance benefits would not under the circumstances further the purposes of the Plan or would otherwise be inappropriate and not in the best interests of the Company.

3.	AMOUNT OF SEVERANCE BENEFIT.

(a)      Severance Benefits. Subject to the conditions set forth in Section 2 and elsewhere in this Plan, in the event of an Eligible Employee’s Qualifying Termination, the Eligible Employee shall be eligible for the severance benefits set forth in Appendix A.

(b)      Definition of Qualifying Termination. For purposes of this Plan, a “Qualifying Termination” means that the Eligible Employee’s employment is terminated either (x) by the Company without Cause (as defined below) and for reasons other than unsatisfactory performance or (y) by the Eligible Employee immediately prior to or within six (6) months following a Change of Control (as defined below) for Good Reason (as defined below), and in either case such termination satisfies the definition of “separation from service” as defined in Treasury Regulation 1.409A(h)(ii). In the case of a termination without Cause, the termination shall be evidenced by the individual’s receipt of a “Notice of Termination” from the Company. The foregoing notwithstanding, the following events shall not constitute a Qualifying Termination: (i) the Eligible Employee resigns his or her employment with the Company at any time, other than a resignation for Good Reason immediately prior to or within six (6) months following a Change of Control or (ii) the Eligible Employee’s employment is terminated due to the Eligible Employee’s death or disability.

(c)      Definitions.

(1)      For purposes of this Plan, “Cause” shall mean one or more of the following: (i) indictment or conviction of any crime; (ii) participation in any fraud against the Company; (iii) gross misconduct; (iv) violation or breach of any Company policy, agreement with the Company, or any duty to the Company; or (v) damaging or misappropriating or attempting to damage or misappropriate any property of the Company.

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(2)      “Change of Control” shall mean and include any of the following that occurs following the Effective Date:

a.      the sale of all or substantially all of the assets of the Company; or

b.      a merger of the Company with or into another entity in which the stockholders of the Company immediately prior to the closing of the transaction own less than fifty percent (50%) of the ownership interest of the Company immediately following such closing; provided, however, for purposes of determining whether the stockholders of the Company prior to the occurrence of a transaction described above own less than fifty percent (50%) of the voting securities of the relevant entity afterwards, only the lesser of the voting power held by a person either before or after the transaction shall be counted in determining that person’s ownership afterwards.

Once a Change in Control has occurred, no future events shall constitute a Change in Control for purposes of the Plan. The Plan Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change of Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change of Control and any incidental matters relating thereto.

(3)      “Good Reason” shall mean that the Eligible Employee voluntarily resigns from all positions he or she then-holds with the Company (or any successor thereto) if and only if:

a.      one of the following actions have been taken without the Eligible Employee’s express written consent:

 (i)        there is a material diminution in the authority, duties or responsibilities of the Eligible Employee;

 (ii)       there is a material reduction in the Eligible Employee’s Base Salary;

 (iii)      the Eligible Employee is required to relocate his or her principal place of employment to a location that would increase the Eligible Employee’s one way commute distance by more than twenty (20) miles from the Eligible Employee’s place of employment immediately prior to such change; or

 (iv)      any acquirer, successor or assignee of the Company materially fails to assume and perform, in all material respects, the obligations of the Company hereunder; and

b.      the Eligible Employee provides written notice to the Company’s General Counsel within the thirty (30)-day period immediately following such action; and

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c.      such action is not remedied by the Company within thirty (30) days following the Company’s receipt of such written notice; and

d.      the Eligible Employee’s resignation is effective not later than sixty (60) days after the expiration of such thirty (30) day cure period.

(d)      Additional Benefits. Notwithstanding the foregoing, the Company may, in its sole discretion, (i) authorize benefits in addition to those benefits set forth in Section 3(a) to Eligible Employees; (ii) waive or modify, in respect to one or more employees or classes of employees, the eligibility requirements for receipt of benefits under this Plan; and/or (iii) modify the method of calculating the amount of benefits to be received under the Plan. The provision of any such additional benefits shall in no way obligate the Company or its affiliates to provide such benefits to any other person, even if similarly situated. An employee for whom any eligibility requirement has been waived or modified, or who is offered benefits under this Plan that are different than, or in addition to, those set forth in Section 3(a) will receive specific written notice that the Plan Administrator is exercising discretion in that regard. Receipt of benefits under this Plan pursuant to such exceptions may be subject to a covenant of confidentiality and non-disclosure and/or to other conditions determined by the Plan Administrator in its sole discretion.

(e)      Certain Reductions. The Company shall reduce an Eligible Employee’s benefits under this Plan by any other severance benefits, pay in lieu of notice, or other similar benefits payable to the Eligible Employee by the Company that become payable in connection with the Eligible Employee’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, the California Plant Closing Act, or any other similar state law (collectively, “WARN”), (ii) a written employment or severance agreement with the Company, or (iii) any Company policy or practice providing for severance, termination pay, or otherwise allowing the Eligible Employee to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Employee’s employment, and the Plan Administrator shall so construe and implement the terms of the Plan. In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

(f)      Code Section 409A. If the Company (or, if applicable, the successor entity thereto) determines that the severance payments and benefits provided under the Plan (the “Plan Payments”) constitute “deferred compensation” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A, together, with any state law of similar effect, “Section 409A”) and an Eligible Employee is, at the time of “separation from service” (as defined under Section 409A), a “specified employee” of the Company (or any successor entity thereto), as such term is defined in Section 409A(a)(2)(B)(i) (a “Specified Employee”) on his or her separation from service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Plan Payments shall be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the individual’s separation from service and (ii) the date of the Eligible Employee’s death (such earlier date, the “Delayed Initial Payment Date”), the Company (or the successor entity thereto, as applicable) shall (A) pay to the Eligible Employee a lump sum amount equal to the sum of the

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Plan Payments that the Eligible Employee would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Plan Payments had not been delayed pursuant to this Section 3(f) and (B) commence paying the balance of the Plan Payments in accordance with Appendix A. For the avoidance of doubt, it is intended that (1) each installment of the Plan Payments provided on Appendix A is a separate “payment” for purposes of Section 409A, (2) all Plan Payments provided on Appendix A satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under of Treasury Regulation 1.409A-1(b)(4), 1.409A-1(b)(5) and 1.409A-1(b)(9)(iii), and (3) the Plan Payments consisting of premiums paid under the Consolidated Omnibus Budget Reconciliation Act of 1985 (together with any state law of similar effect) also satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulation 1.409A-1(b)(9)(v).

4.	ADDITIONAL ELIGIBILITY AND TRANSITION MATTERS.

(a)      Return of Company Property. An Eligible Employee will not be entitled to any benefit under this Plan unless and until the Eligible Employee returns all Company Property upon his or her termination (or earlier if so requested by the Company). For this purpose, “Company Property” means all paper and electronic Company documents (and all copies thereof) created and/or received by the Eligible Employee during his or her period of employment with the Company and other Company property which the Eligible Employee had in his or her possession or control at any time, including, but not limited to, Company files, notes, lab notebooks, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, leased vehicles, computers, computer equipment, software programs, facsimile machines, mobile telephones, servers), credit and calling cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). As a condition to receiving benefits under the Plan, Eligible Employees must not make or retain copies, reproductions or summaries of any such Company Property. However, an Eligible Employee is not required to return his or her personal copies of documents evidencing the Eligible Employee’s hire, termination, compensation, benefits and stock options and any other documentation received as a shareholder of the Company.

(b)      Prepayment of Advanced Amounts. An Eligible Employee will not be entitled to any benefit under this Plan if the Eligible Employee previously received an advance(s) for business travel and entertainment expenses unless and until the Eligible Employee (i) properly completes and submits an expense reimbursement form(s) and supporting receipts to his or her manager no later than the Eligible Employee’s last day of employment and (ii) repays (via check payable to “ARCA Biopharma, Inc.”) any amounts advanced but not used and approved for reimbursement.

(c)      Transition of Work. An Eligible Employee will not be entitled to any benefit under this Plan unless and until the Eligible Employee (i) has satisfactorily transitioned his or her work and information concerning his or her work to the Company to the extent requested by the

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Company (including but not limited to completion of exit checklists and properly signed and witnessed lab notebooks) and (ii) has provided the Company with all logins, passwords, passcodes and similar information created by the Eligible Employee for documents, email and electronic files that the Eligible Employee created or used on Company systems.

5.	TIME OF PAYMENT AND FORM OF BENEFIT.

All severance benefits under the Plan shall be paid as provided in Appendix A following the Eligible Employee’s satisfaction of all of the requirements set forth in this Plan. All payments under the Plan will be subject to applicable withholding for federal, state and local taxes. If an Eligible Employee is indebted to the Company as of his or her last day of employment, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness. Additionally, if an Eligible Employee is subject to withholding for taxes related to any non-Plan benefits, including but not limited to any imputed income related to perquisites or withholding taxes due in connection with the vesting or exercise of equity awards, the Company may offset any severance payments under the Plan by the amount of such withholding taxes. However, payments under the Plan will not be subject to any other deductions such as, but not limited to, 401(k) plan contributions and/or 401(k) loan repayments or other employee benefit and benefit plan contributions.

6.	REEMPLOYMENT.

In the event of an Eligible Employee’s reemployment by the Company or any other affiliate of the Company during the period of time in respect of which severance benefits pursuant to the Plan have been paid, the Company, in its sole and absolute discretion, may require such Eligible Employee to repay to the Company all or a portion of such severance benefits as a condition of reemployment.

7.	RIGHT TO INTERPRET PLAN; AMENDMENT AND TERMINATION.

(a)      Exclusive Discretion. The Plan Administrator is the Company. As Plan Administrator, the Company is the named fiduciary charged with the responsibility for administering the Plan. The Plan Administrator shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The Plan Administrator may delegate any or all of its administrative duties to an officer of the Company and any such delegation shall convey with it the full discretionary authority of the Plan Administrator to carry out the delegated duties to the greatest extent consistent with applicable law and the Company’s bylaws. The Company or the Plan Administrator shall indemnify and hold harmless any person to whom it delegated its responsibilities; provided, however, such person does not act with gross negligence or willful misconduct. The rules, interpretations, computations and other actions of the Plan Administrator or its delegate shall be binding and conclusive on all persons.

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(b)      Amendment or Termination. The Plan will be effective from the Effective Date through December 31, 2010 (the “Termination Date”); provided, however, that the Termination Date will not apply in the event a Change of Control occurs with an effective date on or prior to December 31, 2010, in which case, the Termination Date will be the first anniversary of the Change of Control. The Company reserves the right to amend or terminate this Plan (including Appendix A) or the benefits provided hereunder at any time prior to the Termination Date; provided, however, that no such amendment or termination shall materially adversely affect the right to any unpaid benefit of any Eligible Employee who has received a Notice of Termination prior to such amendment or termination of the Plan; and provided further, however, that no termination or amendment of the Plan may occur at any time on or following the effective date of a Change of Control without the consent of any individual who is then an Eligible Employee. Any action amending or terminating the Plan prior to the Termination Date shall be in writing and executed by a duly authorized executive officer of the Company.

8.	NO IMPLIED EMPLOYMENT CONTRACT.

This Plan shall not be deemed (i) to give any employee or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any employee or other person at any time, with or without cause, which right is hereby reserved.

9.	LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of Colorado (without regard to principles of conflict of laws).

10.	CLAIMS, INQUIRIES AND APPEALS.

(a)      Applications for Benefits and Inquiries. Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative). The Plan Administrator is:

ARCA Biopharma, Inc.

Attn: Chief Financial Officer

8001 Arista Pl # 200

Broomfield, CO 80021

(b)      Denial of Claims. In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial. Any electronic notice will comply with the regulations of the U.S. Department of Labor. The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1)      the specific reason or reasons for the denial;

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(2)      references to the specific Plan provisions upon which the denial is based;

(3)      a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4)      an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application. If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)      Request for a Review. Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied. A request for a review shall be in writing and shall be addressed to:

ARCA Biopharma, Inc.

Attn: Chief Financial Officer

8001 Arista Pl # 200

Broomfield, CO 80021

(720) 940-2200

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent. The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim. The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)      Decision on Review. The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days), for processing the request for a review. If an extension for review is required, written notice of the extension will be furnished

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to the applicant within the initial sixty (60) day period. This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review. The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor. In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1)      the specific reason or reasons for the denial;

(2)      references to the specific Plan provisions upon which the denial is based;

(3)      a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4)      a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e)      Rules and Procedures. The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims. The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)      Exhaustion of Remedies. No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal. Notwithstanding the foregoing, if the Plan Administrator does not respond to an applicant’s claim or appeal within the relevant time limits specified in this Section 10, the applicant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

11.	BASIS OF PAYMENTS TO AND FROM PLAN.

The Plan shall be unfunded, and all benefits under the Plan shall be paid only from the general assets of the Company. An Eligible Employee’s right to receive payments under the Plan is no greater than that of the Company’s unsecured general creditors. Therefore, if the Company were to become insolvent, the Eligible Employee might not receive benefits under the Plan.

12.	OTHER PLAN INFORMATION.

(a)      Employer and Plan Identification Numbers. The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is 36-3855489. The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 516.

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(b)      Ending Date for Plan’s Fiscal Year and Type of Plan. The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31. The Plan is a welfare benefit plan.

(c)      Agent for the Service of Legal Process. The agent for the service of legal process with respect to the Plan is:

ARCA Biopharma, Inc.

Attn: Chief Financial Officer

8001 Arista Pl # 200

Broomfield, CO 80021

(d)      Plan Sponsor and Administrator. The Plan Sponsor and the “Plan Administrator” of the Plan is:

ARCA Biopharma, Inc.

Attn: Chief Financial Officer

8001 Arista Pl # 200

Broomfield, CO 80021

The Plan Sponsor’s and Plan Administrator’s telephone number is (720) 940-2200 and facsimile number is (720) 940-2454.

13.	STATEMENT OF ERISA RIGHTS.

Participants in this Plan are entitled to certain rights and protections under ERISA. If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a)      Receive Information About Your Plan and Benefits

(1)      Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(2)      Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description. The Administrator may make a reasonable charge for the copies; and

(3)      Receive a summary of the Plan’s annual financial report, if applicable. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

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(b)      Prudent Actions by Plan Fiduciaries. In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c)      Enforce Your Rights. If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules as set forth in detail in Section 10 herein.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within thirty (30) days, you may file suit in a Federal court and you are not required to follow the claims procedure set forth in Section 10 herein. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have completed the claims and appeals procedure described in Section 10 and have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d)      Assistance with Your Questions. If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration or accessing its website at http://www.dol.gov/ebsa/.

14.	GENERAL PROVISIONS.

(a)      Notices. Any notice, demand or request required or permitted to be given by either the Company or an Eligible Employee pursuant to the terms of this Plan shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, with postage

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prepaid, and addressed to the parties, in the case of the Company, at the address set forth in Section 12(d) and, in the case of an Eligible Employee, at the address as set forth in the Company’s employment file maintained for the Eligible Employee as previously furnished by the Eligible Employee, or such other address as a party may request by notifying the other in writing.

(b)      Transfer and Assignment. The rights and obligations of an Eligible Employee under this Plan may not be transferred or assigned without the prior written consent of the Company. This Plan shall be binding upon any person who is a successor by merger, acquisition, consolidation or otherwise to the business formerly carried on by the Company without regard to whether or not such person or entity actively assumes the obligations hereunder.

(c)      Waiver. Any party’s failure to enforce any provision or provisions of this Plan shall not in any way be construed as a waiver of any such provision or provisions, nor prevent any party from thereafter enforcing each and every other provision of this Plan. The rights granted the parties herein are cumulative and shall not constitute a waiver of any party’s right to assert all other legal remedies available to it under the circumstances.

(d)      Severability. Should any provision of this Plan be declared or determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

(e)      Section Headings. Section headings in this Plan are included for convenience of reference only and shall not be considered part of this Plan for any other purpose.

15.	CIRCULAR 230 DISCLAIMER.

THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 CFR PART 10). ANY ADVICE IN THIS PLAN IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED, BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. ANY ADVICE IN THIS PLAN WAS WRITTEN TO SUPPORT THE PROMOTION OR MARKETING OF PARTICIPATION IN THE COMPANY’S SEVERANCE BENEFIT PLAN. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

16.	EXECUTION.

To record the adoption of the Plan as set forth herein, effective as of May 26, 2009, ARCA Biopharma, Inc. has caused its duly authorized officer to execute the same this 19th day of May, 2009.

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ARCA BIOPHARMA, INC.

By:
Patrick M. Wheeler
Senior Vice President, Finance

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APPENDIX A

ARCA BIOPHARMA, INC.

SEVERANCE BENEFIT PLAN

Effective May 26, 2009

1.      Severance Benefits for Qualifying Termination. Subject to the provisions of the Plan, in the event of an Eligible Employee’s Qualifying Termination, such Eligible Employee shall be eligible to receive the following severance benefits:

(a)	Cash Severance Benefit. The Company shall pay in a lump sum, as the “Cash Severance Benefit”, an amount equal to eight (8) weeks of the Eligible Employee’s Base Salary. The Cash Severance Benefit will be paid out in a lump sum as soon as administratively feasible following the effective date of the release of claims, including the expiration of any applicable revocation period, but in no event later than 65 days following the Qualifying Termination.

(b)	Accelerated Vesting Benefit. The Company will accelerate the vesting of each of the Eligible Employee’s outstanding unvested stock options so that each such option is vested and exercisable as to that number of shares that would have vested under such option in the ordinary course following the Qualifying Termination had the Eligible Employee’s employment with the Company continued for an additional twelve months, with such vesting effective as of the Separation Date.

2.	Definitions. The following definitions shall apply for purposes of this Appendix A:

(a)      “Base Salary” shall mean the Eligible Employee’s base salary or regular wage rate in effect immediately prior to the Eligible Employee’s last day of employment. Base Salary does not include variable forms of compensation such as but not limited to overtime, lead premiums, shift differentials, bonuses, incentive compensation, commissions, expenses or expense allowances.

3.      Additional Benefit – Extended Exercise Period. In addition to the severance benefits described in Section 1 above, and regardless of whether the Eligible Employee executes a separation agreement as required by the Plan, upon a Qualifying Termination, the Company will offer to amend the Eligible Employee’s outstanding vested stock options to extend the post-termination exercise period of such options until the earlier of (i) the original end of the term of each such option (generally 10 years from the date of grant) or (ii) twelve (12) months following the Eligible Employee’s termination date. If the Eligible Employee wishes to accept this offer, the Eligible Employee must execute and return the acceptance form attached as Appendix B to the Plan to the Company not later than the 29th day after the earlier of (i) the date the Eligible Employee receives the Notice of Termination and (ii) the termination date. If the Eligible Employee has not returned the acceptance form by such date, the Eligible Employee will be deemed to have rejected the offer to amend his or her outstanding options. However, such a rejection will not affect the Eligible Employee’s rights, if any, to accept the severance benefits offered in Section 1 above after such date.

1.

Capitalized terms used in this Appendix A but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

The foregoing severance benefits are subject to all of the terms and conditions of the Plan, including reduction against any other amounts owed to the Eligible Employee.

2.

APPENDIX B

ARCA BIOPHARMA, INC.

SEVERANCE BENEFIT PLAN

Effective May 26, 2009

Acceptance of Option Amendment

By signing below, I hereby accept the offer of ARCA Biopharma, Inc. (the “Company”) as set forth in Appendix A to the ARCA Biopharma, Inc. Severance Benefit Plan (the “Plan”) to amend my outstanding vested stock options (the “Options”) to extend the post-termination exercise period of such Options until the earlier of (i) the original end of the term of each such Option or (ii) twelve (12) months following my termination date. I understand that any Option so amended may cease to qualify as an “incentive stock option” to the extent such Option previously would have qualified as an “incentive stock option”. I have been encouraged by the Company to consult with my tax advisor for guidance on the tax implications of this Acceptance of Option Amendment. Except as described in this Acceptance of Option Amendment, I understand that my right to exercise any Option, and all other rights and obligations with respect to my Options(s), will be as set forth in my stock option agreement(s), grant notice(s), the applicable stock plan documents and the Company’s policy on trading in Company securities. I have reviewed such documents and am aware of their terms, including without limitation the original end of the term of each Option. I understand that the Company will not send me notice in the future regarding the timing of the expiration of my stock options unless and until I request such information in writing from the Company’s stock plan administrator.

Capitalized terms used in this Acceptance of Option Amendment but not otherwise defined herein shall have the meanings ascribed to them in the Plan.

I understand that if I do not sign and return this Acceptance of Option Amendment on or before                  , 200      , my outstanding vested stock options will not be amended as permitted by the Plan.

EMPLOYEE

Printed Name:

Date:

1.